UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2014

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 9, 2014, PharmAthene, Inc., a Delaware corporation (“PharmAthene”), entered into an agreement, which is effective September 10, 2014, with the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), for the development of a next generation anthrax vaccine based on the Company's proprietary rPA anthrax vaccine technology platform. The agreement is incrementally funded.

Over the base period of the agreement, PharmAthene expects to receive initial funding of approximately $5.2 million, which includes a cost reimbursement component and a fixed fee component payable upon achievement of certain milestone events.

The agreement has a total value of up to approximately $28.1 million, assuming all development milestones are met and all contract options are exercised by NIAID, at its sole discretion. If all options are exercised by NIAID, the agreement would continue until January 2020.

The base period of the agreement can be extended by NIAID exercising up to eight options in its sole discretion, which include supporting process development, stability testing, preclinical studies, manufacturing and other activities. PharmAthene would receive different funding amounts upon the exercise of each option, aggregating approximately $22.9 million.

Item 7.01.	Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a press release, dated September 10, 2014, in which PharmAthene announced the award grant.

In accordance with General Instruction B.2. of Form 8-K, the information under this Item 7.01 on this Current Report on Form 8-K, including the attached Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

No.	Description
99.1	Press Release, dated September 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC.

Date: September 12, 2014	By:	/s/ Linda L. Chang
Linda L. Chang Senior Vice President, Chief Financial Officer and Corporate Secretary